The Investment Company of America
333 South Hope Street
Los Angeles, California 90071-1406

Phone (213) 486 9200
Fax (213) 486 9455

For period ending 12/31/07
File number 811 – 00116

77C.              Matters submitted to a vote of security holders.

a)           Annual meeting of shareholders – August 9, 2007

(1)           Directors elected:

Director	Votes For	Votes Withheld

Louise H. Bryson	1,731,775,687	22,994,205
Mary Anne Dolan	1,732,069,034	22,700,858
Martin Fenton	1,731,183,707	23,586,185
Leonard R. Fuller	1,732,382,937	22,386,955
L. Daniel Jorndt	1,732,481,374	22,288,518
Claudio X. Gonzalez Laporte	1,713,057,983	41,711,909
James B. Lovelace	1,732,811,943	21,957,949
John G. McDonald	1,730,509,798	24,260,094
Bailey Morris-Eck	1,732,118,003	22,651,889
Richard G. Newman	1,731,139,591	23,630,301
Donald D. O’Neal	1,732,984,791	21,785,101
Olin C. Robison	1,730,838,947	23,930,945
R. Michael Shanahan	1,732,098,669	22,671,223